Exhibit 10.10


                                    CONTRACT

     Pretory USA, Inc. (hereinafter referred to as "PRTU") hereby engages DeMonte Associates as its investor relations/corporate communications advisor.

     The fee for the 12 month period of the Agreement, commencing on December 1, 1999 will be 5,000.00 per month. The fee is payable at the commencement of this contract and on the first of each month in advance of the month worked.

     DeMonte Associates shall act as investor relations counsel for PRTU and perform the services enumerated below:

     1.   Analysis  of  PRTU's   business  and  industry,   following   which  a
comprehensive fact sheet that summarizes PRTU's corporate and financial profile will be recreated, for distribution to investment professionals and the media.

     2. Work to develop a complete financial public relations program designed to broaden recognition of PRTU in the financial community in the U.S. and abroad.

     3. Advise PRTU in its overall relationship with the financial community through consultation with its management.

     4. Planning, writing and preparation of press releases and annual and quarterly reports to shareholders, including the creative graphics and printing, if required.

     5. Preparation, together with management, of presentation material for meetings with stockholders.

     6. Develop interest in PRTU and its products through placement of articles, reviews and quotes in financial and trade publications.

     7. Meet with financial community on behalf of PRTU, surveying essential analysts, brokers and institutional investors throughout the country, maintaining an ongoing personal contact program and establishing a schedule of activities.

     8. Arrange meetings between management and members of the financial community; including individual meetings, informal group meetings and formal presentations.

     9. Review PRTU's transfer sheets to identify holdings and identify regional and institutional strengths.

     10. Establish a mailing list for PRTU, maintain and update the list. This mailing list shall be utilized by PRTU at any time during the length of this contract and shall remain the sole property of PRTU. Any names provided to DeMonte Associates by PRTU will be supplied with status on an ongoing basis.

     11.  Work with PRTU as  corporate  communications  advisor  and  additional
shareholder   relations  liaison  throughout  crises,  as  they  arise  and  are rectified.

     12. Provide trade show support and, if required, make arrangements for show and provide booth support.

     In addition to the above, DeMonte Associates will provide its mailing address, a separtate phone line, use of its central fax number, and office space from time to time at no additional cost as long as this agreement is in effect. In the event this agreement is terminated, Pretory agrees to negotiate for these services at the then commercially acceptable rates.

Payment Requirement

     Invoices will include all out-of-pocket expenses incurred by DeMonte Associates on behalf of PRTU for that month, plus the monthly fee payable and due one month in advance, provided that DeMonte Associates shall not incur any expense on behalf of PRTU in any amount exceeding $200.00 unless approved in writing by PRTU in advance. Business Wire expenses will be direct billed PRTU. Termination of this agreement shall not relieve PRTU to pay all amounts accrued prior to such termination and shall not limit DeMonte Associates from pursuing other remedies which may be available to it.

     In the event of any dispute, the parties must resort to the American Association of Arbitration in New York City. Either party may make application. This Association shall have power to decide who shall pay costs, fees and disbursements, in addition to making an award.

Term

     This agreement shall commence upon execution of this document and shall continue in force for a period of twelve months.

Out-of-Pocket Expenses

     1. PRTU shall reimburse DeMonte Associates as to any and all expenses incurred and expenditures made on behalf of PRTU. These expenses include, but are not limited to, the following: travel and miscellaneous expenses (postage, photocopy, fax, federal express and messenger service).

     2. If, as an agent, DeMonte Associates places paid media advertising (at PRTU's discretion, media and production costs must be paid to DeMonte Associates in advance.

     PRTU agrees to and hereby does indemnify DeMonte Associates against any damages, costs and expenses, including reasonable attorney's fees, incurred in defending against any legal action arising out of the release of materials previously cleared and approved by PRTU, and hereby expressly holds DeMonte Associates harmless from any such damages, costs and expenses.

     PRTU acknowledges that it has read this agreement between the parties, which supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this agreement.

     DeMonte Associates agrees to exercise due care to prevent disclosure of PRTU's proprietary information to any third party, authorization for further, internal dissemination within DeMonte Associates shall be limited to those whose duties justify their need to know such information, and then only with a clear understanding that these employees of their obligation to maintain the proprietary status of such information.

     This Agreement may be terminated by either party upon 30 days written notice.


  By:_______________________________           Date:________________
      Pretory USA, Inc.



  By:________________________________          Date:_________________
      DeMonte Associates